CROSSMANN COMMUNITIES, INC.
9202 N. Meridian Street, Suite 300
Indianapolis, IN 46260
Phone (317) 843-9514
Fax (317) 571-2210

NEWS

FOR IMMEDIATE RELEASE

Contact:  Jennifer A. Holihen
Chief Financial Officer
Date:     August 8, 1997


CROSSMANN COMMUNITIES, INC. ANNOUNCES SHARE DIVIDEND

Indianapolis, IN  -- (August 8, 1997)  -- Crossmann Communities, Inc. (Nasdaq:
:CROS) today announced that it declared a share dividend of .5 common shares, no par value, on each issued and outstanding common share to holders of record on August 18,1997, payable on August 25, 1997.

Crossmann Communities, Inc. is based in Indianapolis, Indiana and is a leading regional builder of single-family homes in Indiana, Ohio and Kentucky.


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